Contact:	Stephen C. Vaughan
Vice President and
Chief Financial Officer
(405) 225-4800

SONIC ANNOUNCES ACQUISITION OF FRANCHISE DRIVE-INS

Company States Outlook for Coming Year; Expects Solid Sales Trends to Continue into Fiscal 2006

OKLAHOMA CITY (August 25, 2005) - Sonic Corp. (NASDAQ/NM: SONC), the nation's largest chain of drive-in restaurants, today announced that it has entered into an agreement with a franchisee for the acquisition of 15 drive-ins located in the company's core markets. The transaction is scheduled to close by September 1.

Commenting on the transaction, Clifford Hudson, Chairman, Chief Executive Officer and President, said, "We believe the acquisition of these franchise drive-ins - proven performers with higher-than-average unit volumes and capable management already in place - represents a solid, lower-risk means to deploy our excess cash flow and expand our base of partner drive-ins. As has been the case with similar acquisitions completed in the last four years, we expect the transaction to boost revenue growth and to be accretive to our earnings over time."

Hudson also commented on Sonic's outlook for continued solid trends in same-store sales for the fourth fiscal quarter ending August 31, 2005, and for the upcoming fiscal year 2006. Regarding the company's fourth quarter performance, Hudson said same-store sales growth at partner drive-ins is expected to be within the company's targeted range of a 4% to 6% increase. Also, he noted that Sonic expects fourth quarter development activity to result in the opening of a total of approximately 175 new drive-ins during fiscal 2005, in line with earlier guidance. As a result, Hudson said the company remains comfortable with earnings expectations of $1.21 to $1.22 per diluted share for the full fiscal year. Sonic expects to report results for fiscal 2005 in mid-October.

"The continued momentum we have seen in our business throughout fiscal 2005 has been very gratifying and reflects the strength of our brand, the growth of our chain, and the success of our sales-driving strategies," Hudson added. "These trends point to a great conclusion to a very successful year in which we opened our 3,000th drive-in and saw our system-wide average sales per drive-in exceed $1 million. We believe this momentum will provide us with a solid start to fiscal 2006, which begins on September 1st."

Outlining Sonic's guidance for fiscal 2006, the company currently expects diluted earnings per share to increase 17% to 18%, exclusive of the charge for expensing stock options. The company will be required to adopt Statement of Financial Accounting Standards 123R, "Share-Based Payment," (FAS 123R) beginning with its first fiscal quarter of 2006. Sonic's outlook for fiscal 2006 is based on the following assumptions:

•	Total revenue growth of between 13% and 15% for the year. Factors expected to contribute to this revenue growth include:

o
Same-store sales growth in the range of 2% to 4%, driven by the ongoing installation of Sonic's "PAYS" program (credit card terminals at each drive-in stall), new product news, continued penetration of non-traditional day parts, including the morning day part, and increased media expenditures. The company expects its total media expenditures to increase from approximately $125 million in fiscal 2005 to approximately $140 million in fiscal 2006.

o	The acquisition of 15 franchise drive-ins effective September 1.

o	The opening of between 190 and 200 new drive-ins (including 155 to 165 franchise drive-ins).

o
Growth in the company's franchising income, which includes both franchise fees and franchise royalties, of approximately $9 million to $10 million, reflecting the impact of additional drive-ins and higher volumes based on the company's unique ascending royalty rate. Since this incremental income has relatively less associated cost, it will once again be a major factor in driving the company's earnings in fiscal 2006.

•
Slightly favorable restaurant-level margins. Food costs are expected to be flat to slightly positive over the course of the year. The company also plans to continue its "Zap the Gap" sales incentive bonus program, which has been in place for the last two years. Management believes the Zap the Gap program has been instrumental in the improved performance of partner drive-ins, where same-store sales growth exceeded that of franchise drive-ins for each of the last six quarters. The leverage of higher volumes is expected to benefit labor costs, thus offsetting continued pressure on operating expenses that are being negatively affected by higher utility costs resulting from increased energy prices.

•	Leverage from the bottom part of the income statement, with corporate overhead expenses growing in the 10% to 12% range, excluding the impact of expensing stock options.

•
An increase in depreciation and amortization expense in the range of 12% to 14% over the prior year. The company has recently re-evaluated the remaining asset life of certain assets related to the retrofit of partner drive-ins in the late 1990s and has determined that the remaining useful life exceeded its current plans. Accordingly, Sonic has reduced the remaining life of these assets.

•	Capital expenditures of $75 million to $80 million, including the cost of increased partner drive-in development as well as higher expenditures for drive-in remodels, relocations, and new equipment.

•
An increased and extended stock repurchase authorization of $150 million, up from $60 million previously. During the third and fourth quarters of fiscal 2005, the company repurchased approximately $42.3 million of common stock, leaving a remaining authorization of approximately $107.7 million going into fiscal year 2006.

Sonic expects to adopt FAS 123R, which requires the fair value of stock options be charged to expense, in the first quarter of fiscal 2006. While the company continues to evaluate various aspects of implementation, it is expected to have the following general effects:

•
The projected impact of adopting this standard will be additional expense of approximately $8 million to $9 million in selling, general and administrative expense during fiscal 2006. This expense is expected to be incurred pro-rata over the fiscal year, with the amount increasing slightly in the third and fourth quarters due to the annual grant of options that typically occurs at Sonic's spring board meeting.

•
Sonic's tax rate is expected to be affected by the expensing of stock options. Under the guidance of FAS 123R, only the portion of stock option expense expected to result in a future tax deduction is considered deductible for tax accounting purposes. Accordingly, the company expects its income tax rate to increase from approximately 36.5% in fiscal year 2005 to the range of 37.5% to 38.0% for fiscal year 2006.

•
The net impact of expensing stock options is expected to result in a $0.10 to $0.11 per share reduction in earnings for fiscal 2006 versus earnings that would have been reported under the previous method of accounting for stock options.

This press release contains forward-looking statements within the meaning of the federal securities laws. There are certain important factors that could cause actual results to differ materially from those anticipated by the statements made herein. Among the factors that could cause actual results to differ from predicted or expected results are: delays in opening new stores because of weather, strikes, local permitting or other reasons; increased competition; cost increases or shortages in raw food products; risks of and publicity surrounding foodborne illness; and the possibility of unforeseen events affecting the industry generally. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Sonic, America's Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Okla., called Top Hat Drive-In, and then changed its name to Sonic in 1959. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla. Sonic has approximately 3,000 drive-ins coast to coast and in Mexico. More than a million customers eat at Sonic every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

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